Exhibit 15.2
[Letterhead of Global Insight]

Global Insight
Wimbeldon Bridge House
5th Floor
1 Hartfield Road
London
SW19 3RU
United Kingdom

July 10, 2007

Ninetowns Internet Technology Group Company Limited
5th Floor, Union Plaza
20 Chaowai Street
Beijing 100020
The People’s Republic of China

Re:           NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED
ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

Dear Sirs,

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of Ninetowns Internet Technology Group Company Limited for the fiscal year ended December 31, 2006 with the U.S. Securities and Exchange Commission, and to the use therein of our name and certain data from our database(s).

Yours faithfully,

Global Insight,

/s/ Reno Sio
Reno Sio

Director of Sales-Asia Pacific
Business Intelligence Division